Exhibit 99.1

NEI / 25 Dan Road Canton, MA / 02021-2817 / telephone: 781 332 1000 / fax: 781 770 2000   www.nei.com

NEI ANNOUNCES IMPROVED OUTLOOK FOR FIRST FISCAL QUARTER

CANTON, Mass., January 5, 2012 — NEI (Nasdaq: NEI), a leading provider of server-based application platforms, deployment solutions and lifecycle support services for software technology developers and OEMs worldwide, today provided revised and improved expectations for the first fiscal quarter, the period ended December 31, 2011.

Based upon preliminary estimates for the fiscal first quarter, management now expects:

•                  Net revenues in the range of $68 million to $70 million, greater than the original guidance of $58 million to $63 million provided on November 10, 2011.

•                  Net income on a GAAP basis in the range of $1.3 million to $1.6 million, compared to prior guidance of GAAP net income of $500,000 to $1.0 million.

Greg Shortell, President and Chief Executive Officer of NEI, commented, “In providing our December quarter guidance, we expected an impact of between $4.0 million and $5.0 million of revenues related to the unavailability of hard disk drives due to supply constraints tied to the Thailand flooding. Based on the extraordinary efforts of our supply chain team and our vendors, we were able to secure drives needed to realize most of these revenues. Additionally, some of our customers exceeded the volume estimates that we had projected for the December quarter, resulting in higher revenues. Our review of the quarter’s financial results is ongoing, and we will provide more detail on our conference call at the end of January.”

NEI expects to announce its financial results on or about January 26, 2012, at which time management will hold a conference call to discuss the Company’s operating performance and financial outlook for the second fiscal quarter.

About NEI

NEI is a leading provider of server-based application platforms and lifecycle support services for software developers and OEMs worldwide. Through its expertise and comprehensive suite of solution design, system integration, application management, global logistics, support, and maintenance services, NEI is redefining application deployment solutions to provide customers with a sustainable competitive advantage. More than a decade of appliance innovation with the ability to provide physical, virtual and cloud-ready solutions makes NEI one of the most trusted software deployment partners in the industry. Founded in 1997, NEI is headquartered in Canton, Massachusetts, with facilities in Plano, Texas and Galway, Ireland, and trades on the NASDAQ exchange under the symbol NEI. For more information, visit www.nei.com.

Safe Harbor for Forward-Looking Statements

Statements in this press release regarding the Company’s future financial performance, including statements regarding net revenues, net income and any other statements about the Company’s management’s future expectations, beliefs, goals, plans or prospects, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company’s actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including those factors contained in the Company’s most recent Annual Report on Form 10-K for the year ended September 30, 2011 under the section “Risk Factors” as well as other documents that may be filed by the Company from time to time with the Securities and Exchange

Commission. Forward-looking statements include statements regarding the Company’s expectations, beliefs, intentions or strategies regarding the future and can be identified by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would” or similar words. The Company assumes no obligations to update the information included in this press release.

###